Exhibit 2.1

FIRST AMENDMENT TO

BID CONDUCT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) TO BID CONDUCT AGREEMENT is made and entered into as of this 2nd day of January, 2019, by and between CommScope Holding Company, Inc., a Delaware corporation (“Buyer”), and ARRIS International plc, a company incorporated in England and Wales (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Bid Conduct Agreement (as defined below).

WHEREAS, Buyer and the Company are parties to that certain Bid Conduct Agreement dated as of November 8, 2018 (the “Bid Conduct Agreement”); and

WHEREAS, Buyer and the Company now wish to amend and modify the Bid Conduct Agreement with respect to the treatment of Company RSUs issued to employees of the Company or its Subsidiaries after the date of the Bid Conduct Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, and for other consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as described below and amend the Bid Conduct Agreement as follows:

1.             New Company RSUs. Section 4.3(a) of the Bid Conduct Agreement is hereby amended by adding a new clause (vi) to read as follows:

(vi)          For purposes hereof, “New Company RSU” means each Company RSU that is issued to an employee of the Company or any Subsidiary after the date of this Agreement and approved in writing by Buyer in accordance with Section 6.1 hereof. Notwithstanding any other provision of this Section 4.3(a), all New Company RSUs that are outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be treated as Assumed RSUs and converted and assumed or replaced by Buyer in accordance with Section 4.3(a)(ii) and remain subject to any service-based vesting conditions and other relevant payment terms and conditions. For clarity, Buyer shall retain the discretion under Section 4.3(a)(v) to treat all or some of such New Company RSUs as Accelerated RSUs rather than Assumed RSUs and to determine the manner in which such New Company RSUs will become Assumed RSUs.

2.             Conflicting Terms; Limitation of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the Bid Conduct Agreement, the terms of this Amendment shall control. Except as otherwise set forth herein, all terms and provisions of the Bid Conduct Agreement shall remain in full force and effect.

3.             Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

4.             Counterparts. This Amendment may be executed in any number of counterparts and delivered via facsimile or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President, General Counsel & Secretary

ARRIS INTERNATIONAL PLC

By:	/s/ Patrick Macken
Name:	Patrick Macken
Title:	SVP, General Counsel & Secretary